                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 12.1

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

         (in thousands)

                                                    AUGUST 31,   AUGUST 30,   AUGUST 25,   AUGUST 26,    AUGUST 28,
                                                       2003         2002         2001         2000          1999
                                                    (52 WEEKS)   (53 WEEKS)   (52 WEEKS)   (52 WEEKS)    (52 WEEKS)
                                                    ----------   ----------   ----------   ----------    ----------
Earnings from continuing
  operations before income taxes..................   $833,007     $691,148     $287,026      $435,190      $387,783

Add:

  Fixed charges...................................    121,129       98,688      121,140        97,520        66,015

Deduct:

  Capitalized interest............................        791          437        1,379         2,773         2,762
                                                     --------     --------     --------      --------      --------

Earnings..........................................   $953,345     $789,399     $406,787      $529,937      $451,036
                                                     ========     ========     ========      ========      ========

Fixed charges:

  Interest on indebtedness........................     77,862       76,573       98,465        77,699        47,117

  Amortization of debt expense....................      8,773        3,893        4,202         2,209         1,206

  Portion of rents representative of
   the interest factor............................     34,494       18,222       18,473        17,612        17,692
                                                     --------     --------     --------      --------      --------
Total fixed charges...............................   $121,129     $ 98,688     $121,140      $  97520      $ 66,015
                                                     ========     ========     ========      ========      ========
Ratio of earnings to fixed
 charges..........................................       7.9x         8.0x         3.4x (a)      5.4x          6.8x
                                                     ========     ========     ========      ========      ========

(a) Income before income taxes for the fiscal year ended August 2001 reflects the impact of pretax restructuring and impairment charges of $156.8 million.